As filed with the Securities and Exchange Commission on February 2, 2000

                                             Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                             HERLEY INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                   23-2413500
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)

10 Industry Drive                         Myron Levy, President
Lancaster, Pennsylvania 17603-4025        Herley Industries, Inc.
(717)397-2777                             10  Industry  Drive
(Address,  including  zip  code and       Lancaster,  Pennsylvania  17603-4025
telephone number, including area code,    (717)397-2777
of registrant's principal  executive      (Name address and telephone number,
offices)                                  including area code, of agent for
                                          service)
                                 -------
                                    Copy to:
                            David H. Lieberman, Esq.
                     Blau, Kramer, Wactlar & Lieberman, P.C.
                             100 Jericho Quadrangle
                             Jericho, New York 11753
                                 (516) 822-4820

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ].

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box []

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------
Title of Each Class of                 Proposed Maximum        Proposed Maximum
Securities to be        Amount to be   Offering                Aggregate           Amount of
Registered               Registered    Price Per Security (1)  Offering Price (1)  Registration Fee
---------------------------------------------------------------------------------------------------
Managing
Underwriters
Warrants (2)              110,000          $13.875               $1,526,250           $409.04

---------------------------------------------------------------------------------------------------

(1)  Estimated  solely  for the  purpose of  calculating  the  registration  fee pursuant to rule 457 under the  Securities  Act, based on the closing price of the  common  stock  reported  in the  consolidated  reporting  system on
     January 31, 2000.
(2)  Each  Warrant  entitles  the  Underwriters  to purchase one share of common stock,  $0.10 par value and one common stock purchase  warrant  exercisable for one share of common stock,  which shares and warrants  were  previously registered.
---------------------------------------------------------------------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Preliminary Prospectus

                              SUBJECT TO COMPLETION
                             Dated February 2, 2000


                             HERLEY INDUSTRIES, INC.

                     110,000 Managing Underwriters Warrants

     This is an offering of 110,000 managing underwriters' warrants. The managing underwriters warrants are exercisable for 220,000 shares of common stock and 110,000 common stock purchase warrants of Herley Industries, Inc. Each underlying common stock purchase warrant represents the right to purchase one share of common stock at an exercise price of $15.60 per share until May 16, 2000. The managing underwriters warrants are being offered for sale from time to time by or for the accounts of the selling securityholders. The selling securityholders received the managing underwriters warrants as or from the managing underwriters of Herley's public offering in December 1997 of 1,265,000 shares of common stock and 1,265,000 common stock purchase warrants. The managing underwriters warrants may be offered by the selling securityholders from time to time in brokers transactions, privately negotiated transactions, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling securityholders may sell the underwriters warrants to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchaser of the shares or warrants for whom such broker-dealers may act as agent or to whom they sell as principal or both. The compensation to a particular broker-dealer might be in excess of customary commissions. See "Selling Securityholders" and "Plan of Distribution."

     None of the proceeds from the sale of the underwriters warrants by the selling securityholders will be received by Herley. Herley will bear the expenses in connection with the offering, including filing fees and Herley's legal and accounting fees, estimated at $10,000.

           The managing underwriters warrants are not listed for trading. Herley's common stock is traded on the Nasdaq National Market System under the symbol HRLY and the underlying warrants are traded on the Nasdaq National Market System under the symbol HRLYW. On January 31, 2000, the last reported sale price of the common stock as reported by the Nasdaq National Market System was $13.875 per share and the last reported sale price of the underlying warrants as reported by the Nasdaq National Market System was $0.375 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       Prospectus dated February __, 2000

                                TABLE OF CONTENTS
                                                                            Page

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -2-
     Risks Associated with Expansion into New Markets. . . . . . . . . . .   -2-
     Fluctuations in Quarterly Results; Future Operating Results Uncertain   -2-
     Technological Change. . . . . . . . . . . . . . . . . . . . . . . . .   -2-
     Dependence Upon Key Personnel . . . . . . . . . . . . . . . . . . . .   -3-
     International Sales; Currency Fluctuations. . . . . . . . . . . . . .   -3-
     Dependence on Proprietary Technology; Risk of Third Party Claims for
      Infringement . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -4-
     Potential Anti-Takeover Provisions. . . . . . . . . . . . . . . . . .   -4-
     Additional Issuances of Stock Without Stockholder Approval. . . . . .   -4-

HERLEY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -5-
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -5-
     Products. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -6-
     New Product Development and Applications. . . . . . . . . . . . . . .  -10-

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-

PRICE RANGE OF COMMON STOCK AND WARRANTS . . . . . . . . . . . . . . . . .  -13-

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-

PERFORMANCE CHART. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . .  -14-
     Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
     Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
     Description of Managing Underwriters' Warrants. . . . . . . . . . . .  -16-
     Description of Warrants . . . . . . . . . . . . . . . . . . . . . . .  -16-

SELLING SECURITYHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . .  -17-

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . .  -18-

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . .  -19-

INFORMATION NOT REQUIRED IN PROSPECTUS . . . . . . . . . . . . . . . . . .  -20-

SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-

POWER OF ATTORNEY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-

You should rely only on the information contained in this document or to which Herley has referred you. Herley has not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                  RISK FACTORS

     In evaluating whether to buy the securities offered by this prospectus, you should consider carefully the following factors.

Risks Associated with Expansion into New Markets

     Herley can be expected to introduce new products and expand its product offerings in its existing markets. Broad market acceptance of Herley's new products is critical to its future success. Herley believes that factors affecting the ability of its products to achieve broad market acceptance include:

 .         product performance;
 .         price;
 .         adaptation to rapid technological change; and
 .         competitive product offerings.

     There can be no assurance that Herley will be able to respond promptly and effectively to the challenges of technological change and its competitors' innovations, or that Herley will be able to achieve the necessary market acceptance, or compete effectively, in its product markets.

Fluctuations in Quarterly Results; Future Operating Results Uncertain

     Herley's quarterly operating results have in the past, and its results may in the future, fluctuate significantly depending on factors such as:

 .         demand for its products;
 .         the size and timing of orders;
 .         the number, timing and significance of new product announcements by it and its competitors;
 .         its ability to develop, introduce and market new and enhanced versions on a timely  basis;
 .         the level of product and price competition;
 .         changes in operating expenses;
 .         changes in average selling  prices  and  product  mix;
 .         product returns;
 .         changes  in technology; and
 .         general economic factors.

     As a result, because product revenues in any quarter may be substantially dependent on orders booked and shipped in that quarter, revenues for any future quarter may not be predictable with any significant degree of accuracy. If revenue levels are below expectations, operating results are likely to be adversely affected and may be below the expectations of public market analysts and investors. In such event, the price of the Herley common stock would likely decrease.

Technological Change

     Flight instrumentation and microwave components industries are characterized by technological change. Herley's future success will depend upon its ability to continually enhance its current products and systems and develop and introduce new products and systems that keep pace with the increasingly sophisticated needs of its customers and the technological advancements of its competitors. There can be no assurance that Herley will be successful in developing and marketing product enhancements, new products or totally new systems that will adequately meet the requirements of the marketplace. As a result, Herley has expended substantial resources for system and product development and intends to continue to expend such resources in the future. The development of new or enhanced systems or products results in expenditures and costs that Herley may not recover if the system or product is unsuccessful.

Dependence Upon Key Personnel

     The success of Herley depends upon the efforts of its executive officers and other key personnel, including Lee N. Blatt, Chairman of the Board and Chief Executive Officer and Myron Levy, President, and in the event of an acquisition, its ability to attract and retain other highly qualified management and technical personnel. Although Herley has existing employment agreements with Messrs. Blatt and Levy the loss of the services of Mr. Blatt or Mr. Levy could have an adverse effect on Herley's business and prospects. Herley does not maintain key-man life insurance. There can be no assurance that Herley will be successful in the event it needs to hire and retain additional key personnel.

International Sales; Currency Fluctuations

     International sales represented approximately 29% of Herley's net revenues for the 52 weeks ended August 1, 1999 and August 2, 1998. Herley believes that continued profitability requires additional expansion of sales in foreign markets. This expansion will continue to require significant management attention and financial resources and could adversely affect Herley's operating margins. In order to increase international sales in the future, Herley may be required to establish additional foreign operations, hire additional personnel and recruit additional international resellers. To the extent that Herley is unable to expand international sales in a timely and cost-effective manner, its business, operating results and financial condition could be materially adversely affected. In addition, there can be no assurance that Herley will be able to maintain or increase international market demand for its products.

     Substantially, all of Herley's international sales are currently denominated in U.S. dollars. Consequently, Herley does not currently engage in any hedging activities. To date, exposure to currency fluctuations has not been significant but there can be no guarantee that future fluctuations in the currency exchange rates will not have a material adverse effect on Herley's business, operating results and financial condition.

     Additional risks inherent in Herley's international business activities include:

 .         unexpected changes in regulatory requirements;
 .         tariffs and other trade barriers;
 .         costs of localizing products for foreign countries;
 .         lack of acceptance of localized products in foreign countries;
 .         longer accounts receivable  payment  cycles;
 .         difficulties  in  collecting   payment;
 .         difficulties in managing international operations;
 .         potentially  adverse  tax  consequences,   including  repatriation  of
          earnings;
 .         reduced protection for intellectual property;
 .         the burdens of complying with a wide variety of foreign laws; and
 .         the effects of high local wage scales and other expenses.

     There can be no assurance that such factors will not have a material adverse effect on Herley's future international sales and, consequently, its business, operating results and financial condition.

Dependence  on   Proprietary   Technology;   Risk  of  Third  Party  Claims  for
Infringement

     Herley does not have any patents, other than through its General Microwave subsidiary which has 12 patents in the United States which cover various products. Herley relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The laws of some foreign countries do not protect proprietary rights as thoroughly as do the laws of the United States. Policing unauthorized use of Herley's products is difficult, time-consuming and costly. However, the actions taken by Herley to establish and protect its proprietary rights may not be enough to prevent imitation of its products or to prevent others from claiming violations of their proprietary rights by Herley. Any such claims, whether with or without merit, could be time-consuming, result in costly litigation and diversion of resources, cause product shipment delays or require Herley to enter into royalty or licensing agreements. Any such royalty or licensing agreements may not be available on terms acceptable to Herley or at all. In the event of a successful claim of product infringement against Herley and the failure or inability of Herley to license the infringed or similar technology, Herley's business, operating results and financial condition could be materially adversely affected.

Potential Anti-Takeover Provisions

     Certain provisions of Delaware law and Herley's certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of Herley, even if the change in control could be beneficial to the interests of the stockholders. These provisions include

 .         Section 203 of the Delaware  General  Corporation Law, which prohibits certain business combinations with interested stockholders;
 .         the classification of  Herley's board of directors into three classes;
          and
 .         the requirement that stockholders owning at least 80% of the outstand-
          ing shares of Herley common stock approve certain transactions,includ-ing mergers and sales or transfers of all or substantially all of Herley's assets.

     These provisions could limit the price that certain investors might be willing to pay in the future for shares of Herley common stock.

Additional Issuances of Stock Without Stockholder Approval

     After this offering, Herley will have an aggregate of approximately 10,340,498 shares of common stock authorized but unissued and not reserved for specific purposes. All of such shares may be issued without any action or approval by Herley's stockholders. Any shares issued would further dilute the percentage ownership of Herley held by the investors in this offering. Unissued but reserved shares of Herley common stock include shares of common stock reserved for issuance in connection with the exercise of

 .        Herley's publicly-traded warrants;
 .        the stock options issued under Herley's stock option plans; and
 .        currently outstanding warrants, including the warrants held by officers and directors.

The market price of Herley common stock could drop as a result of sales of a large number of shares in the market, or the perception that such sales could occur. These factors could also make it more difficult for Herley to raise funds through future offerings of Herley common stock during the terms of these stock options and warrants because of the potential dilution and because the holders thereof might be expected to convert or exercise them if the market price of the Herley common stock exceeds their conversion or exercise price.

                                     HERLEY

General

     Herley is engaged in the design, development, manufacture and sale of flight instrumentation components and systems, and microwave products primarily to the U.S. government, foreign governments, and aerospace companies. Flight instrumentation products include:

 .           command and control systems;
 .           transponders;
 .           flight termination receivers;
 .           telemetry transmitters and receivers;
 .           pulse code modulator, or PCM, encoders; and
 .           scoring systems.

Flight instrumentation products are used to:

 .           accurately track the flight of  space  launch vehicles, targets, and unmanned airborne vehicles, or UAVs;
 .           communicate between ground systems and the airborne vehicle;
 .           if necessary, destroy the vehicle if it is veering  from its planned trajectory; and
 .           train troops and test weapons.

     Herley's command and control systems are used on training and test ranges domestically and in foreign countries. Herley has an installed base of approximately 100 command and control systems around the world, which are either fixed installations, transportable units or portable units.

     Herley is also engaged in the design, development, manufacture and marketing of:

 .          microwave devices and electronic systems;
 .          equipment; and
 .          components.

     A substantial portion of Herley's microwave products are sold to manufacturers and users of microwave systems and equipment for applications in the defense electronics industry, including in connection with the radar and defense electronic systems on tactical fighter aircraft; as well as being used in Herley's flight instrumentation systems and products. Herley also sells these components and equipment for use in the industrial sector as well as in commercial telecommunications industries. Typical applications for Herley's microwave products include:

 .          electronic  warfare  and   countermeasures;
 .          airborne  and  shipboard navigation  and  communications;
 .          radar  systems;
 .          missile  guidance systems;
 .          automatic test equipment; and
 .          satellite communications.

     Herley has grown internally and through six strategic acquisitions. As a result, Herley has evolved from a components manufacturer to a systems and service provider and has leveraged its technical capabilities and expertise into domestic commercial and foreign defense markets.

     Since its inception in 1965, Herley has designed and manufactured microwave devices for use in various tactical military programs. In June 1986, Herley acquired a small engineering company, Mission Design, Inc., engaged in the design and development of transponders. This acquisition enabled Herley to enter the flight instrumentation business beginning with the design and manufacture of range safety transponders. In September 1992, Herley acquired substantially all of the assets of Micro-Dynamics, Inc. Micro-Dynamics of Woburn, Massachusetts, a microwave subsystem designer and manufacturer. In June 1993, Herley acquired Vega Precision Laboratories, Inc. of Vienna, Virginia, a manufacturer of flight instrumentation products. In March 1994, Herley entered into an exclusive license agreement for the manufacture, marketing and sale of the Multiple Aircraft GPS Integrated Command & Control, or (MAGIC2), systems. In July 1995, Herley acquired certain assets and the business of Stewart Warner Electronics Corp. of Chicago, Illinois, a manufacturer of high frequency radio and IFF interrogator systems. In August 1997, Herley acquired Metraplex Corporation of Frederick, Maryland, which has enabled Herley to enter the airborne PCM and FM telemetry and data acquisition systems market. In January 1999, Herley acquired all of the issued and outstanding common stock of General Microwave Corporation of Amityville, New York, expanding its offering of microwave components and electronic systems, and its customer base in the industrial sector, as well as in the commercial telecommunications industries.

Products

     Command and Control Systems (C2)

     For over thirty years, Herley has been manufacturing products in the radar enhancement field. Herley's command and control systems have been used to fly remotely a large variety of unmanned aerial vehicles, typically aircraft used as target drones or Remotely Piloted Vehicles, or RPVs, and some surface targets. Operations have been conducted by users on the open ocean, remote land masses, and instrumented test and training ranges.

     Herley's command and control systems are currently in service throughout the world. Herley's pulse- positioned-coded, or PPC, concept enables the use of standard radar technology to track and control unmanned vehicles. Using the radar beacon mode, PPC pulse groups are transmitted and received for transfer of command and telemetry data while employing the location precision and advantages of radar techniques.

     Command and control systems permit a ground operator to fly a target or a UAV through a pre- planned mission. That mission may be for reconnaissance, where the vehicle is equipped with high definition TV sensors and the necessary data links to send information back to its command and control systems ground station. The UAV may also be used as a decoy, since the operator can direct the flight operations that will make the small drone appear to be a larger combat aircraft.

     With the 1994 licensing of the MAGIC2 system, Herley increased the selection of command and control systems. The 6104 TTCS, or Target Tracking and Control System, unit is a line-of-sight command and control system with an installed base of equipment worldwide. Herley's engineers and marketers are now able to offer the MAGIC2 system as a supplement to, or replacement for, this installed base of equipment. The MAGIC2 system affords over-the-horizon command and control using GPS guidance and control of multiple targets from a single ground station. The ability to control multiple targets at increased distances represents a significant product improvement. The increasing demand for enhanced performance by the U.S. Navy as well as foreign navies in littoral warfare scenarios can be satisfied by the use of the MAGIC2 system.

     The new Model 6104 TTCS is a highly flexible, multiple processor design with high resolution graphics, which can be field configured within minutes to fly or control any selected vehicle for which it is equipped. The system is designed to operate with a large variety of vehicles. A basic TTCS configuration is normally supplied with a standard Herley command panel and the software peculiar to one vehicle. Telemetry display software is embedded for the specified vehicle, and a magnetic hard drive is supplied with a mission map prepared in accordance with a customer supplied detailed map of the area. The TTCS is used in support of missile, aircraft and other weapons systems development and testing. Herley continues to provide this system to customers to support their requirement.

     The MAGIC2 system provides control of multiple targets from a single ground control system, and utilizes GPS to provide accurate position information. The MAGIC2 system meets a growing requirement to test against multiple threats with the automated defense capabilities of ships like the AEGIS cruiser and the E-2C aircraft.

     Military surveillance operations typically use UAVs, RPVs, or drones to avoid the cost and risk of manned surveillance vehicles in the event of an accident or if the vehicle is shot down. These inexpensive drones are controlled in flight by a Herley command and control system, which may be mounted in a trailer that may be moved from place to place by helicopter or truck. Herley also manufactures portable command and control systems that are mounted on tripods that can be easily transported by an operational team. The portable units permit ready deployment in rugged terrain and may also be used on ships during open ocean exercises.

     In recent years, teaming arrangements between prime military contractors and Herley have increased. Large companies bidding on major programs seek to align themselves with parts and systems manufacturers such as Herley for economic reasons as well as for the technical expertise afforded by such alliances. Teaming arrangements with Tracor Corporation and Northrop Grumman Corporation have resulted in recent awards to Herley for command and control systems in Australia and Singapore, and Herley is presently negotiating additional teaming arrangements.

     Telemetry Systems

     Missile, UAV, or target testing on domestic and international test ranges requires flight safety and performance data transmission to maximize flight safety during the test operation. Surveillance and intelligence gathering UAVs also require a data transmission downlink and a command and control systems uplink to accomplish their mission. Herley has developed a telemetry system capability that can be configured to meet individual customers' needs. Various components of the system include data encoders, transmitters and flight termination receivers. Each has a distinctive role and each is key to the success of the mission.

     In 1972, Metraplex began developing data encoding and acquisition, and signal conditioning equipment. Metraplex is now a leading manufacturer of PCM and FM telemetry and data acquisition systems for severe environment applications, whose products are used worldwide for testing space launch vehicle instrumentation, aircraft flight testing, and amphibian, industrial and automotive vehicle testing. The product portfolio ranges in size and complexity from miniature encoders to completely programmable data acquisition systems.

     Herley's acquisition of Metraplex in 1997 allows Herley to offer a complete airborne data link system. With the digital capability of Metraplex in data encoding and acquisition elements combined with the radio frequency capability of Herley in providing its telemetry transmitters and flight termination receivers, Herley offers a full line of narrow or wide band airborne telemetry systems to meet a wide variety of industrial needs, both domestically and internationally.

     Transponders

     Herley manufactures a variety of expendable transponders, including:

 .          range safety;
 .          identification friend or foe, or IFF;
 .          command and control; and
 .          scoring systems.

     Transponders are small, expendable, electronic systems consisting of a transmitter, sensitive receiver and internal signal processing equipment comprised of active and passive components. These components include microwave subassemblies such as amplifiers, oscillators and circulators. The transponder receives signals from radars, changes and amplifies the frequency of the signals, and sends back a reply on a different frequency and signal level. This reply will be a strong, noise free signal upon which the tracking radar can "lock," and one which is far superior to skin reflection tracking, particularly under adverse weather conditions after the launch.

     In range safety applications, transponders enable accurate tracking of space launch and unmanned aerial vehicles, missiles, and target drones so that position and direction are known throughout its flight. In the case of several defense and commercial space launch vehicles (i.e., Delta, Atlas, Titan and Pegasus), the Herley transponder is tracked by the ground launch team all the way to space orbit, and in certain instances through several orbits, as a reference location point in space to assure that the launch payload has been properly placed in orbit.

     IFF transponders, which are used in conjunction with the FAA Air Traffic Control System, enable ground controllers to identify the unmanned targets, drones and cruise missiles on which these units fly and to vector other manned aircraft safely away from the flight path of the unmanned aerial vehicle.

     Command and control transponders provide the link through the telemetry system for relaying ground signals to direct the vehicle's flight. The uplink from the ground control station, a series of coded pulse groups, carries the signals that command the flight control guidance system of the vehicle. The downlink to the ground provides both tracking signals for range safety, as well as acknowledgment and status of the uplink commands and their implementation in the vehicle. The transponder is therefore the means to fly the vehicle.

     Scoring systems are mounted on both airborne and sea targets. Scoring systems enable test and evaluation engineers to determine the "miss-distance" between a projectile and the target at which it has been launched.

     Flight Termination Receiver

     A flight termination receiver, or FTR, is installed as a safety device in:

 .          a test missile;
 .          a UAV target; or
 .          a space launch vehicle.

     The FTR has a built-in decoder that enables it to receive a complex series of audio tones which, when appropriate, will set off an explosive charge that will destroy the vehicle. A Range Safety Officer, or RSO, using the range safety transponder will track the vehicle in flight to determine if it is performing as required. If the RSO detects a malfunction in the test or launch vehicle that causes it to veer from a planned trajectory in a manner that may endanger personnel or facilities, the RSO will transmit a coded signal to the onboard FTR to explode the vehicle harmlessly.

     HF Communications and IFF Interrogators

  The Company also designs and manufactures high frequency radio and IFF interrogators. This high frequency communications equipment is used by the U.S. Navy and foreign navies that conduct joint military exercises with the U.S. Navy. The IFF interrogators are used as part of shipboard equipment and are also placed on coastlines, where they are employed as silent sentries. Herley has been a significant supplier to the Republic of Korea for over twenty years and has a large, established installed base of equipment. Herley has been, and continues to be, a supplier to the Republic of Korea KDX destroyer program.

  Microwave Devices

  Herley manufactures solid state microwave devices at the following locations:

 .         Farmingdale, New York;
 .         Woburn, Massachusetts; and
 .         Jerusalem, Israel.

These devices are manufactured for use in its transponders and existing long-term military programs, both as part of new production and for spare parts and repair services. These microwave devices are used in a variety of radar, communications and missile applications, including airborne and shipboard navigation and missile guidance systems.

  Herley designs and manufactures complex microwave integrated circuits, or MICs. MICs consist of sophisticated assemblies that perform many functions, primarily involving switching of microwave signals. MICs manufactured by Herley are employed in many defense electronics military systems as well as missile programs. Herley also manufactures magnetrons, which are the power source utilized in the production of Herley's transponders.

  Herley's three facilities that manufacture microwave devices each have an area of specialization that tends to limit the competitive pricing pressures generally found in the commercial business area. Herley seeks the more limited production, higher unit cost microwave subsystem applications, where Herley's engineering experience is of primary advantage to its customers.

  In Woburn, Herley specializes in high power microwave devices, generally narrow band, that are used in radar system transmitters and in long range missiles. While there are many suppliers of low power microwave components, there are relatively few companies with the expertise or facilities to design and test high power devices. High power devices frequently use small amounts of nuclear material to enhance breakdown of high energy pulses and Herley is one of very few companies with an active nuclear license that permits the handling of these trace amounts of nuclear materials.

  Herley has more recently become the preeminent supplier of solid state receiver protector devices, that are able to withstand high energy pulses without the use of nuclear materials. These high power devices protect a radar receiver from transient bursts of microwave energy and are employed in almost every military and commercial radar system. For its engineering efforts in designing solid state receiver protectors for the F-16, the United States Air Force awarded the Company cash awards as part of the government's value engineering program.

  In Farmingdale, Herley produces lower power, broad band microwave integrated assemblies for the electronic defense business area. These costly, complex assemblies combine microwave functions such as amplification, attenuation, switching of multiple signals, and phase and amplitude control. Their applications include Rear Warning Receivers, or RWR's, Electronics Countermeasure, or ECM, systems, and highly sensitive receiver systems.

  In Farmingdale, Herley also produces components that are sold through its General Microwave catalog, which for almost forty years has been the microwave engineer's handbook for attenuating devices and IQ modulation and phase shifters.

  Herley sells its catalog products to engineering design facilities on a worldwide basis, and is considered the industry leader in attenuators and phase shifters.

  Herley's Israel division supplies microwave sources, which generate signals that are used in microwave oscillators. Herley's Israel operation sells approximately equally to various foreign governments and to the U.S. defense industry. Herley specializes in digitally tuned oscillators, or DTO's, a critical component of many ECM systems.

  With its three facilities and their diverse specialties, Herley is able to offer its customers a more broadly based solution in the form of complex, integrated microwave assemblies. In the modular approach now common in the design of radar and ECM systems, the entire system may comprise only a handful of Shop Replaceable or Line Replaceable units. Herley's goal is to become a supplier of this magnitude to its existing customer base, through the combination of its microwave capabilities.

New Product Development and Applications

  Herley believes that its growth depends, in part, on its ability to renew and expand its technology, products, and design and manufacturing processes with an emphasis on cost effectiveness. Herley's primary efforts are focused on engineering design and product development activities rather than pure research. A substantial portion of Herley's development activities have been funded by Herley's customers. Certain of Herley's officers and engineers are involved at various times and in varying degrees in these activities. Herley's policy is to assign the required engineering and support people, on an ad hoc basis, to new product development as needs require and budgets permit. The cost of these development activities, including employees' time and prototype development, net of amounts paid by customers, were approximately $1,685,000 in fiscal 1999, $1,562,000 in fiscal 1998 and $1,828,000 in fiscal 1997.

  Government Contracts

  A substantial  part of Herley's  sales are made to U.S.  government  agencies, prime contractors or subcontractors on military or aerospace programs. Government contracts are awarded either on a competitive bid basis or on a negotiated sole source procurement basis. Contracts awarded on a bid basis involve several competitors bidding on the same program with the contract being awarded based upon price and ability to perform. Negotiated sole source procurement is utilized if Herley is deemed by the customer to have developed proprietary equipment not available from other parties or where there is a very stringent delivery schedule.

  Substantially all of Herley's government contracts are fixed price contracts, some of which require delivery over time periods in excess of one year. With this type of contract, Herley agrees to deliver products at a fixed price except for costs incurred because of change orders issued by the customer.

  In accordance with Department of Defense procedures, all contracts involving government programs may be terminated by the government, in whole or in part, at the government's discretion. In the event of such a termination, prime contractors on such contracts are required to terminate their subcontracts on the program and the government or the prime contractor is obligated to pay the costs incurred by Herley under the contract to the date of termination plus a fee based on the work completed.

  Business Acquisition

  As of January 4, 1999, Herley completed the acquisition of all of the issued and outstanding common stock of General Microwave Corporation, a New York corporation, including outstanding stock options, for $18.00 per share and 966,675 three-year warrants to purchase one share of Herley's common stock, at an aggregate purchase price of approximately $24,556,000. The purchase price includes shares of common stock of General Microwave purchased in the open market, acquisition of the remaining shares of common stock outstanding, an estimate of the fair market value of the warrants based on the trading price of similar warrants currently on the market, and transaction expenses. The warrants are exercisable at $15.60 per share of common stock of Herley and expire in January 2002.

  General Microwave designs, manufactures and markets microwave components and subsystems, and related electronic test and measurement equipment. General
Microwave is headquartered in Farmingdale, New York and operates another facility in Israel. The transaction has been accounted for under the purchase method.

  Marketing and Distribution

  Herley's marketing approach is to determine customer requirements in the developmental stages of a program. Marketing and engineering personnel work directly with the customer's engineering group to develop product specifications. Herley receives its awards based upon an evaluation of a number of factors, including:

 .    technical ranking;
 .    price;
 .    overall capability; and
 .    past performance.

Follow-up contracts and options on the same program are normally negotiated with customers rather than being subject to a competitive bidding process.

                                 USE OF PROCEEDS

     Herley will not receive any proceeds from this offering. Herley will receive:

 .    $14.40 per share of common stock upon exercise of the managing underwriters warrant to purchase underlying shares of common stock;

 .    $0.12 per warrant  upon  exercise of the managing  underwriters  warrant to purchase the underlying common stock purchase warrants; and

 .    $15.60 per share of common stock upon the exercise of the underlying common stock purchase warrants.

                    PRICE RANGE OF COMMON STOCK AND WARRANTS

  The managing underwriters warrants are not listed for trading. Herley's common stock is traded in the Nasdaq National Market under the symbol HRLY and the warrants are traded in the Nasdaq National Market under the symbol HRLYW. The following table sets forth the high and low sales price as reported by the Nasdaq National Market for the Herley common stock and warrants for the periods indicated and gives retroactive effect to the four-for-three stock split of the common stock on September 30, 1997.

                                  Common Stock
                                  ------------
                                            High                        Low
                                            ----                        ---
Fiscal Year 1998
       First Quarter                       $15.00                      $10.13
       Second Quarter                       14.75                       10.50
       Third Quarter                        14.69                       10.88
       Fourth Quarter                       14.25                        8.63

Fiscal Year 1999
       First Quarter                       $10.50                       $7.63
       Second Quarter                       15.31                        9.56
       Third Quarter                        15.13                       11.13
       Fourth Quarter                       16.19                       11.50

Fiscal Year 2000
       First Quarter                        15.00                       12.94
       Second Quarter                       15.50                       11.13
       Third Quarter
       (through January 31, 2000)           14.13                       13.75


                                    Warrants
                                    --------
                                            High                        Low
                                            ----                        ---
Fiscal Year 1998
       First Quarter                   Not Traded                  Not Traded
       Second Quarter                       $2.00                       $1.31
       Third Quarter                         2.91                        1.69
       Fourth Quarter                        2.31                         .81

Fiscal Year 1999
       First Quarter                        $1.06                        $.41
       Second Quarter                        1.94                         .50
       Third Quarter                         1.84                        1.00
       Fourth Quarter                        2.00                         .72

Fiscal Year 2000
       First Quarter                         1.13                         .28
       Second Quarter                         .50                         .03
       Third Quarter
       (through January 31, 2000)             .44                         .38

     The closing price of the common stock on January 31, 2000 was $13.875 and the closing price of the warrants was $0.375. As of January 31, 2000, there were approximately 300 record holders and 1,800 beneficial holders of the common stock and approximately 10 recordholders and 250 beneficial holders of the warrants.

                                 DIVIDEND POLICY

     Herley has never paid any cash dividends on its common stock. There have been no stock dividends declared or paid by Herley on its common stock during the past two years except for a four-for-three stock split on September 30, 1997. Payment of future dividends, if any, will be dependent upon the earnings and financial position of Herley and such factors as Herley's board of directors shall deem appropriate.

                                PERFORMANCE CHART

     The following graph sets forth the cumulative total stockholder return to Herley's stockholders during the five-year period ended August 1, 1999, as well as an overall stock market index (NASDAQ Stock Market-US) and Herley's peer group index (S&P Aerospace/Defense):

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      AMONG HERLEY INDUSTRIES, INC., THE NASDAQ STOCK MARKET-US INDEX AND
                        THE S & P AEROSPACE/DEFENSE INDEX

                             Cumulative Total Return

                                   7/94     7/95    7/96    7/97   7/98    7/99

Herley Industries, Inc.            100.00  136.51  222.22  352.38  336.52  469.84
Nasdaq Stock Market (U.S.)         100.00  140.40  152.98  225.75  265.75  379.01
S&P Aerospace/Defense              100.00  148.90  193.21  273.78  208.03  217.78

-----------------
* $100.00 invested on July 31, 1994 in stock or index, including reinvestment of dividends. Fiscal year ending July 31.

                            DESCRIPTION OF SECURITIES

Capital Stock

     Herley's authorized capital stock consists of 20,000,000 shares of common stock, $.10 par value per share.

Common Stock

     General. Herley has 20,000,000 authorized shares of common stock, 4,561,690 of which were issued and outstanding on January 31, 2000. All shares of Herley common stock currently outstanding are validly issued, fully paid and non-assessable, and all shares which are the subject of this prospectus, when issued and paid for upon the exercise of the warrants, will be validly issued, fully paid and non-assessable.

     Voting Rights. Each share of common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of the stockholders. Herley's board of directors consists of three classes, each of which serves for a term of three years. At each annual meeting of the stockholders the directors in only one class will be elected. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the outstanding shares of Herley common stock can elect all of the directors of Herley standing for election at a stockholders' meeting.

     Dividend Policy. All shares of Herley common stock are entitled to participate ratably in dividends when and as declared by Herley's board of directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Herley common stock. Herley has not paid any cash dividends in the past two fiscal years or the current fiscal year and does not anticipate that cash dividends will be declared in the foreseeable future. While Herley declared a four-for-three stock split effected as a stock dividend effective September 30, 1997, payment of future dividends is subject to the discretion of Herley's board of directors and will depend upon, among other things, future earnings, the operating and financial condition of Herley, its capital requirements, general business conditions and other pertinent facts. Therefore there can be no assurance that any dividends on the Herley common stock will be paid in the future.

     Miscellaneous Rights and Provisions. Holders of Herley common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of Herley, each share of common stock is entitled to share ratably in any assets available for distribution to holders of the equity of Herley after satisfaction of all liabilities.

     Shares Eligible for Future Sale. Herley has 4,561,690 shares of Herley common stock outstanding, of which 3,951,297 are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of Herley generally, an affiliate is a person who has a control relationship with Herley which will be subject to the limitations of Rule 144 adopted under the Securities Act. The remaining shares are deemed to be "restricted securities," as that term is defined under Rule 144.

     In connection with the merger of General Microwave with a wholly-owned subsidiary of Herley, Herley has issued approximately 966,675 warrants ("Merger Warrants") to purchase shares of Herley common stock. In addition, Herley has outstanding 1,265,000 warrants ("Warrants") that are exercisable for 1,265,000 shares of Herley common stock. Upon exercise of those warrants to purchase, all of these shares of Herley common stock will also be freely tradeable without restriction or future registration under the Securities Act.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person who owns restricted securities for at least one year is entitled to sell, within any three- month period, a number of such securities that does not exceed the greater of (1) 1% of the total number of securities outstanding of the same class or (2) the average weekly trading volume of the securities on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the issue. In addition, an affiliate of the issuer is subject to the volume limitations of Rule 144 when selling both restricted and unrestricted securities. A person who has not been an affiliate of Herley for at least the three months immediately preceding the sale and who has beneficially owned the securities for at least two years, however, is entitled to sell such securities under Rule 144 without regard to any of the limitations described above. Of the 580,393 shares of Herley common stock that constitute restricted securities, 347,171 shares have been held for more than one year.

     No predictions can be made as to the effect, if any, that sales of shares of Herley common stock under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. Sales of a substantial number of shares of the Herley common stock pursuant to Rule 144 or otherwise may adversely affect the market price of the Herley common stock or the warrants.

Description of Managing Underwriters' Warrants

     Each managing underwriters warrant represents the right to purchase one share of common stock at an exercise price of $14.40 and one Warrant at an exercise price of $0.12. The managing underwriters warrants are not listed or traded on any market; however, the shares and Warrants underlying the managing underwriters warrants are listed for trading on Nasdaq.

Description of Warrants

     The following is a brief summary of certain provisions of the Warrants and of the Merger Warrants issued in connection with the merger of General Microwave and a wholly-owned subsidiary of Herley. This summary is not complete and is qualified in all respects by reference to the warrant agreement A copy of the warrant agreement has been filed as an exhibit to the registration statement. The Warrants are a different class than the Merger Warrants. The Warrants are currently listed and traded on the Nasdaq National Market System under the symbol HRLYW and the Merger Warrants are currently listed and traded on the Nasdaq National Market System under the symbol HRLYZ. The terms of the Warrants and the Merger Warrants are virtually identical except for the following: (1) the Warrants expire May 16, 2000 and the Merger Warrants expire in January 2002;
(2) the Merger Warrants are redeemable, in whole or in part, at any time after 21 months from their issuance at a price of $1.00 per share of common stock by delivery of 30 days' written notice if the average last reported sales price of the Herley common stock has not been less than $17.60 per share for the fifteen consecutive trading days immediately prior to the notice date.

     Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase one share of Herley common stock at an exercise price of $15.60 per share subject to adjustment in accordance with the anti-dilution and other provisions referred to below. Prior to January 16, 1999, the exercise price was $14.40 per share. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to American Stock Transfer & Trust Company, the warrant agent, with the subscription form on the Warrant properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the exercise price then in effect until expiration of the Warrants. The Warrants expire May 16, 2000. No fractional shares will be issued upon the exercise of the Warrants.

     The exercise price of the Warrants bears no relationship to any objective criteria of future value. Accordingly, such exercise price should in no event be regarded as an indication of any future trading price.

     Adjustments. The exercise price and the number of shares of Herley common stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including:

 .         stock dividends;
 .         stock splits;
 .         combinations or reclassifications of the Herley common stock; or
          sale by Herley of shares of its Herley common stock or other securities convertible into Herley common stock, at a price below the market price of the Herley common stock, as defined in the warrant agreement, except that no adjustment is required for the issuance of shares upon the exercise or conversion of outstanding options, warrants and convertible securities. Additionally, an adjust-ment would be made in the case of:
 .         a reclassification or exchange of  Herley common stock;
 .         consolidation or merger of Herley with or into another corporation; or
 .         sale of all or  substantially  all of the assets of Herley in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Herley common stock that might otherwise have been purchased upon the exercise of the warrant, except that no adjustment is required for a consolidation or merger in which Herley is the continuing corporation.

     Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to American Stock Transfer for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

     Warrant Holder Not a Stockholder. The warrants do not confer upon holders any voting, dividend or other rights as stockholders of Herley.


                             SELLING SECURITYHOLDERS

     The following table sets forth the ownership of the selling securityholders, the number of Managing Underwriters Warrants beneficially owned by each of the selling securityholders, and the number of shares which may be offered for resale pursuant to this prospectus. Except as otherwise disclosed herein, none of the selling securityholders has had any position, office or other material relationship with Herley or its predecessors or affiliates within the past three years.

     The information included below is based upon information provided by the selling securityholders. Because the selling securityholders may offer all, some or none of their shares, no definitive estimate as to the number of shares that will be held by the selling securityholders after such offering can be provided.

                                         Number of
  Selling Securityholder       Managing Underwriters Warrants
  ----------------------       ------------------------------
 Southwest Securities, Inc.                47,300
 Janney Montgomery Scott, LLC              29,076
 William J. Barrett                        10,016
 Herbert M. Gardner                        10,016
 Douglas Brickley                           1,964
 Andrew Shiftan                             1,964
 Barry Zyskind                              1,964
 C. William Dedmon, Jr.                     7,700
                                          -------
                                          110,000

                              PLAN OF DISTRIBUTION

     The managing underwriters warrants are not listed for trading. The underlying shares are traded on the Nasdaq Stock Market National Market System under the symbol HRLY and the underlying warrants are traded on the Nasdaq Stock Market National Market System under the symbol HRLYW. The managing underwriters warrants may be sold from time to time directly by the selling securityholders. Alternatively, the selling securityholders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the selling securityholders may be effected in one or more transactions, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders in connection with such sales of securities.

     At the time a particular offer of securities is made by or on behalf of the selling securityholders, to the extent required, a prospectus will be distributed which will set forth the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter or shares purchased from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

                                  LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for Herley by Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York 11753. David H. Lieberman, a member of the firm, is a director of Herley. Mr. Lieberman owns 600 shares of Herley common stock and options and warrants to purchase 10,333 shares of common stock.

                                     EXPERTS

     The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to the Israel subsidiary its opinion is based on the reports of other independent public accountants, Deloitte & Touche LLP. The financial statements referred to above have been included herein in reliance upon the authority of those forms as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

     Herley has filed with the Securities and Exchange Commission, Washington, D.C., a registration statement under the Securities Act of 1933, with respect to the securities offered by this prospects. This prospectus does not contain all the information set forth in the registration statement and its exhibits. For further information about Herley and the securities offered by this prospectus reference is made to the registration statement and its exhibits. Statements in this prospectus about the contents of any contract or other document are not necessarily complete and in each instance Herley refers you to the copy of such contract or other document filed as an exhibit to the registration statement for a full statement of the provisions of that contract or document.

     Herley is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, Herley files reports, proxy statements and other information with the Commission. You may read and obtain copies of any materials filed by Herley with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of such material can also be obtained from the Securities and Exchange Commission's Web site at the address http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by Herley with the Commission pursuant to the Exchange Act, are incorporated by reference in this prospectus and shall be deemed to be a part of this prospectus:

     (1) Herley's Annual Report on Form 10-K for the fiscal year ended August 1, 1999.
     (2) Herley's Quarterly Report on Form 10-Q for the quarter ended October 31, 1999.
     (3) The description of the class of securities to be offered which is contained in a Registration Statement filed under Section 12 of the Securities and Exchange Act of 1934 (registration statement No. 333-39767), including any amendment or report filed for the purpose of updating such description.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement which is modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Herley will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of that person, a copy of any or all of the documents incorporated by reference; except that Herley will not provide exhibits to the documents incorporated by reference unless the exhibits are specifically incorporated by reference. Requests for copies should be directed to the Secretary, Herley Industries, Inc., 10 Industry Drive, Lancaster, PA 17603, (717) 397-2777.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     Securities and Exchange Commission

     Filing Fee. . . . . . . . . . . . . . . . . .     $ 900
     Legal and Accounting Fees . . . . . . . . . .     5,000
     Miscellaneous . . . . . . . . . . . . . . . .     4,100
     Total . . . . . . . . . . . . . . . . . . . .   $10,000

     Herley will pay all of these expenses.

Item 15.  Indemnification of Directors and Officers

     Under provisions of the By-Laws of Herley, each person who is or was a director or officer of Herley may be indemnified by Herley to the full extent permitted or authorized by the General Corporation Law of Delaware.

     Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Herley, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or if a criminal suit is settled, such a person may be indemnified under such law against both
(1) expenses (including attorneys' fees) and (2) judgements, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Herley, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of Herley, or if such suit is settled, such a person may be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Herley except that if such a person is adjudged to be liable in such suit for negligence or misconduct in the performance of his duty to Herley, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

     Herley and its officers and directors of Herley are covered by officers and directors liability insurance. The policy coverage is $3,000,000, which includes reimbursement for costs and fees. There is a maximum deductible under the policy of $200,000 for each claim. Herley has entered into Indemnification Agreements with certain of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

Item 16.  Exhibits

     4.1  Managing Underwriters Warrant Agreement  (incorporated by reference to
          Exhibit 10.15 to registration statement No. 333-39767)
     4.2  Registration  Rights  Agreement  (incorporated by reference to Exhibit
          10.16 to registration statement No. 333-39767)
     5    Opinion of Blau, Kramer, Wactlar & Lieberman, P.C.
     23.1 Consent of Arthur Andersen LLP
     23.2 Consent  of Blau,  Kramer,  Wactlar &  Lieberman,  P.C.  (included  in
          Exhibit 5 hereof)
     24   Powers of Attorney (included on Signature Page hereof)

Item 17.  Undertakings

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned Registrant hereby undertakes:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lancaster, Pennsylvania on the 2nd day of February, 2000.

                                Herley Industries, Inc.

                                By:/s/ Lee N. Blatt
                                       ------------------------------
                                       Lee N. Blatt
                                       Chairman of the Board

                        POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on February 2, 2000, by the following persons in the capacities indicated. Each person whose signature appears below also constitutes and appoints Lee N. Blatt and Myron Levy, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Signature                     Title

/s/ Lee N. Blatt             Chairman of the Board
Lee N. Blatt                 (Chief Executive Officer)

/s/ Myron Levy
Myron Levy                   President and Director

/s/ Anello C. Garefino
Anello C. Garefino           Vice President - Finance, Treasurer (Chief
                             Financial Officer and Principal Accounting Officer)

/s/ Thomas J. Allshouse
Thomas J. Allshouse          Director

/s/ David H. Lieberman
David H. Lieberman           Secretary and Director

/s/ John Thonet
John Thonet                  Director

/s/ Alvin M. Silver
Alvin M. Silver              Director

/s/ Edward K. Walker, Jr.
Edward K. Walker, Jr.        Director

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                 ---------------



                                    EXHIBITS

                                       to

                                    Form S-3

                             Registration Statement

                                 ---------------

                             Herley Industries, Inc.
             (Exact name of registrant as specified in its charter)